Exhibit 3.1
AMENDMENT NO. 3 TO THE

AMENDED AND RESTATED BYLAWS

OF

R1 RCM INC.

THIS AMENDMENT NO. 3 TO THE AMENDED AND RESTATED BYLAWS of R1 RCM Inc. (f/k/a Accretive Health, Inc.), a Delaware corporation (the “Bylaws”), is made as of this 23rd day of February, 2021.

1.     In accordance with Article VI of the Amended and Restated Bylaws, as amended (the “Bylaws”) of R1 RCM Inc., a Delaware corporation, the Bylaws be, and hereby are, amended to add a new Section 5.9 to read as follows:

SECTION 5.9. Forum for Adjudication of Disputes.
5.9(a)     Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the corporation or any director, officer, employee or agent of the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these Bylaws of the corporation (as either may be amended, restated, modified, supplemented or waived from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these Bylaws of the corporation (as either may be amended), (v) any action asserting a claim against the corporation or any director, officer, employee or agent of the corporation governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware.  For the avoidance of doubt, this Section 5.9(a) of Article V shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933 or the Exchange Act of 1934.
5.9(b)     Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 against the corporation or any director, officer, employee or agent of the corporation.

5.9(c)     Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Section 5.9 of Article V.

EXCEPT AS AMENDED ABOVE, the Bylaws shall remain in full force and effect.

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